Exhibit 99(a)

NEWS RELEASE	Cleveland-Cliffs Inc 1100 Superior Avenue Cleveland, Ohio 44114-2589

CLIFFS PROVIDES GUIDANCE
ON FOURTH QUARTER RESULTS

     CLEVELAND, OH – January 13, 2004 – Cleveland-Cliffs Inc (NYSE:CLF) today announced that it expects its fourth quarter loss from continuing operations will be in excess of $13.5 million, or greater than $1.30 per share. Included in the results are the following items, which total approximately $16.5 million:

•	An approximate $6 million loss related to the previously announced kiln shutdown in November 2003 at the Tilden facility.

•	An additional restructuring charge of approximately $2.5 million related to the Company’s previously disclosed salaried employee reduction program affecting a total of 135 employees at Cliffs’ U.S. operations. The Company had previously recorded a $6.2 million restructuring charge in the third quarter.

•	Acquisition and startup costs of approximately $3 million related to the previously announced acquisition by United Taconite LLC of the Eveleth Mine assets on December 1, 2003 and the resumption of production at the mine in late December. A total of 80,000 tons of pellets was produced in December. The Company owns 70 percent of United Taconite LLC, with the balance owned by the Laiwu Steel Group, Ltd.

•	An increase in the accrual for stock-based compensation of approximately $5 million, largely reflecting the effect of the increase in the Company’s share price during the fourth quarter.

     Additionally, the Company is in the process of determining its purchase accounting treatment related to the United Taconite LLC acquisition of the Eveleth Mine assets. The Company’s preliminary analysis indicates that an extraordinary gain of approximately $3 million may be recorded in the fourth quarter by the Company related to the acquisition. The gain would not be included in the Company’s loss from continuing operations.

     Cleveland-Cliffs, headquartered in Cleveland, Ohio, is the largest producer of high-quality iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

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     References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

     The Company’s projected fourth quarter results are estimates. Actual results may differ as a result of the completion of the Company’s accounting process, changes in accounting treatment for the acquisition of the Eveleth Mine assets, changes in the trading prices for our common shares, and completion of the year-end audit.

     Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s most recent Annual Report and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

Contacts:
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459